TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT is entered into on this 13th day of May 1996 by, between and among Midcoast Energy Resources, Inc., a Nevada corporation (the "Company"), and Magic Gas Corp., a Texas corporation, (f/k/a Midcoast Natural Gas, Inc.), Stevens G. Herbst and Kenneth B. Holmes, Jr. (collectively the "Shareholders" and individually, a "Shareholder"), together with all spouses of individual Shareholders designated on signature pages hereto.

                       W I T N E S S E T H:

     WHEREAS, the Shareholders and the Company are parties to that certain Shareholder Agreement, dated November 16, 1992 between the Shareholders and the Company (the "Shareholder Agreement");

     WHEREAS, pursuant to Section VII of the Shareholder Agreement, the Shareholder Agreement shall terminate upon an executed written agreement among the Company and the Shareholders which terminates the Shareholder Agreement; and

     WHEREAS, the parties hereto desire to terminate the Shareholder Agreement on the date hereof.

     NOW, THEREFORE, for and in consideration of the premises, and the mutual and dependent promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     The Shareholder Agreement be, and it hereby is, in all respects terminated on the date hereof without further action hereby from the Company or the Shareholders, and the Company and the Shareholders acknowledge and agree that they have no further rights or remedies thereunder.

     IN WITNESS WHEREOF, this Termination Agreement is executed and delivered on and as of the day first above written.

                                   MIDCOAST ENERGY RESOURCES, INC.


                                   By:/s/     DAN C. TUTCHER
                                     Dan C. Tutcher, President


                                   MAGIC GAS CORP.
                                   (f/k/a Midcoast Natural Gas, Inc.)


                                   By:/s/     DAN C. TUTCHER
                                       Dan C. Tutcher, President


                                   /s/  STEVENS G. HERBST
                                        Stevens G. Herbst


                                   /s/  JUNE HERBST
                                        June Herbst, Spouse
                                        Address: 5018 Cascade Drive
                                         Corpus Christi, Texas 78413


                                   /s/   KENNETH B. HOLMES, JR.
                                        Kenneth B. Holmes, Jr.


                                   /s/  DOROTHY C. HOLMES
                                        Dorothy C. Holmes, Spouse
                                        Address: 5201 N.W. Trail
                                         Corpus Christi, Texas 78401


                                   /s/  DAN C. TUTCHER
                                        Dan C. Tutcher



                                   /s/  KIMBERLY TUTCHER
                                        Kimberly Tutcher, Spouse
                                        Address: 2207 Twin Oaks
                                         Kemah, Texas 77565